Exhibit 10.8
MANAGEMENT SERVICES AGREEMENT
THIS AGREEMENT made as of February 1, 2004
BETWEEN:
LOPEZ & ASHTON Ltda., a partnership having an office at Enrique Foster Sur 20, Piso 19, Los Condes, Santiago, Chile
(“Manageco”)
AND:
COMPAÑÍA MINERA RUTILE RESOURCES LIMITADA, a Chilean company having a registered and records office at Enrique Foster Sur 20, Piso 19, Los Condes, Santiago, Chile, and a wholly owned subsidiary of White Mountain Titanium Corporation
(“WMTC”)
WHEREAS:
A. WMTC owns the WMTC rutile mineral property (the “Cerro Blanco Project”) in Region III of Chile and carries on a mining business; and
B. WMTC requires consulting and management services in respect of its business.
     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:
1.0 DEFINITIONS
1.1 In this Agreement the following terms have the meanings set forth after each unless otherwise defined in the recitals to this Agreement:
(a)	“Shareholders” means the shareholders of WMTC;

(b)	“Management Services” has the meaning collectively assigned by Section 3.1;

(c)	“Term” has the meaning assigned by Section 2.1.
2.0 TERM AND RENEWAL
2.1 WMTC hereby engages Manageco for a term (the “Term”) commencing on [February 1], 2004 and ending on [December 31, 2005], subject to such extension as the parties may agree or earlier termination as provided in Section 10.

3.0 OBLIGATIONS OF MANAGECO
3.1 The management services (the “Management Services”) to be provided by Manageco under this Agreement will include, but not be limited to:
(a)	maintaining a corporate head office for WMTC in Chile;

(b)	providing administrative services to WMTC, including the provision of accounting and bookkeeping services and records, monthly financial reporting, liaison with company auditors, payment of invoices, and other related matters;

(c)	providing receptionist, “junior” and other support services generally relating to providing assistance to WMTC management in the performance of its duties (this does not include a secretary for WMTC);

(d)	providing comprehensive legal representation for the company in Chile, including:
-	preparing all filing necessary corporate filings with appropriate government offices;

-	Legal representation of the company before Chilean government offices, including the following: Foreign Investment Committee, Chilean Central Bank, Chilean IRS, National Environmental Commission, Municipalities;

-	Dealings with ENAMI (the Chilean National Mining Company);

-	Land acquisition negotiations, due diligence and legal work;

-	Water right acquisition negotiations, due diligence and legal work;

-	Registrations of Contracts with respective entity (registrars of commerce, mines, property registries, etc);

-	Due diligence and title search;

-	Environmental Impact Study support;

-	Labor and service agreements according to Chilean law;

-	Ensure compliance with Chilean IRS and legal regulations;

-	Mining easement agreements, negotiations with surface owners, execution of legal documents;

-	Negotiations with electrical company for power;

-	Legal staff support;

-	Translations to English of Spanish for minor documents
(e)	coordinating the relationship between WMTC and Scotiabank and other local financial institutions providing financial services to WMTC;

(f)	providing advice to the Shareholders and management of WMTC and, if requested, attend executive meetings of WMTC;

(g)	negotiating and approving long-term contracts and leases;

(h)	considering and advising on capital enhancing mergers, acquisitions and dispositions.

4.0 PURPOSES OF ENGAGEMENT
4.1 Manageco and WMTC acknowledge that the purposes of the engagement of Manageco are to assist WMTC in rationalizing its business activities, to identify and advise as to the development of new business activities for WMTC and to perform the administrative, legal and support functions typically associated with operating a feasibility stage project in Chile.
5.0 IMPLEMENTATION OF PLANS
5.1 Manageco will coordinate with WMTC management to make all necessary arrangements to provide such required administrative services as may be required by WMTC.
6.0 STANDARD
6.1 Manageco will cause its duties hereunder to be performed in an efficient and businesslike fashion save and except insofar as Manageco may be prevented from so doing by force majeure, labour disturbances, strikes, lockout, legal requirements, casualties, accidents, fire, or any cause beyond the reasonable control of Manageco.
7.0 EXCLUSIVE SERVICES
7.1 WMTC acknowledges and agrees that during the Term of this Agreement or any renewals thereof Manageco may not carry on or be engaged in or concerned with or advise in the operating of any other business or enterprise, which may place Manageco in a position which conflicts with its obligations under this Agreement.
8.0 WMTC DIRECTION
8.1 It is agreed and understood that Manageco at all times will be entitled to rely on and to act upon the instructions or directions received from WMTC and without limiting the generality of the foregoing, the receipt by Manageco of instructions or directions from WMTC will constitute full and sufficient authority for Manageco to act in accordance therewith.
9.0 FEES
9.1 WMTC will pay a monthly management fee to Lopez & Ashton, concerning the provision of Management Services by Manageco to WMTC during the previous one month period of time, in an amount equal to sum of the following:
(i) US$11,000 or CH$6,600,000, whichever is greater, as of the last day of each month during the Term concerning the provision of Management Services, other than those set out in (ii);
(ii) US$1,000 or for office space to include an executive suite, and use of all common areas, and office infrastructure, such as high speed internet, voice mail, conference room, kitchenette, commonary expenses for electricity, water, a/c and cleaning, etc.
The payments in (i) above shall be inclusive of any taxes that might otherwise be payable.
9.2 Manageco shall be entitled to have paid to third parties, costs incurred on behalf of WMTC in connection with the performance of, and to be reimbursed an amount equal to Manageco’s direct or out-of-pocket costs of supplying the Management Services and otherwise complying with its obligations under this Agreement.

10.0 EVENTS OF TERMINATION
10.1 This Agreement will be subject to termination, without further liability, upon the occurrence of any one of the following events:
(a)	if Manageco defaults in the performance or observance of any of the covenants, duties, or obligations of Manageco contained in this Agreement and such default continues for a period of 30 days after WMTC gives written notice thereof to Manageco, then WMTC will be entitled to terminate this Agreement and all rights of Manageco which may accrue to Manageco pursuant to this Agreement after the date of the giving of such notice will be absolutely forfeited; provided, however, that if the default referred to in the notice in the reasonable opinion of WMTC requires more time to remedy or cure than such 30 day period, then WMTC will not terminate this Agreement pursuant to this Section 10.1 if Manageco commences remedying or curing the default within such 30 day period and thereafter diligently and continuously proceeds to completely remedy or cure the default;

(b)	if WMTC defaults in its obligations hereunder to pay any fees or costs herein mentioned or to reimburse Manageco pursuant to Section 9 of this Agreement, Manageco will be entitled to terminate this Agreement if such default continues for 60 days after Manageco gives written notice of such default to WMTC;

(c)	if any bankruptcy petition is filed against Manageco and a final adjudication of bankruptcy entered thereon, or if Manageco makes an assignment for the benefit of its creditors, then WMTC will have the option (exercisable by giving notice in writing to Manageco or to its assignee, trustee in bankruptcy, or other legal representative within 90 days after the act or event giving rise to such option) to terminate this Agreement; and

(d)	written agreement of the parties to terminate this Agreement.

(e)	in the event that the sale of the shares of WMTC or White Mountain Titanium Corporation, or sale of substantially all of the assets of WMTC.
11.0 GENERAL
11.1 Notices
     Any notice, demand or other document to be given, or any delivery to be made hereunder, will be deemed to be well and sufficiently given or made if delivered personally, or sent by facsimile, or if mailed at any government post office by prepaid registered mail:

(a)	in the case of Manageco, to:
Lopez & Ashton
Enrique Foster Sur 20, Piso 20,
Los Condes, Santiago, Chile
Attention: [Stephanie Ashton]
Facsimile: (56-2) 321-9070
Email: sda@lopezashton.cl
(b)	in the case of WMTC to:
Compañía Minera Rutile Resources Limitada
Enrique Foster Sur 20, Piso 19,
Los Condes, Santiago, Chile
Attention: Michael Kurtanjek
Facsimile: (56-2) 321-9070
Email: mpk@wmtcorp.com
or to such other address any party may from time to time advise the other party in writing, and any such notice will be deemed to have been received on the third business day after the mailing thereof, or if delivered, when delivered, or if sent by facsimile, on the day such facsimile is received. If such notice is mailed and there occurs prior to the deemed receipt of such notice a mail strike, slowdown or other labour dispute which might affect the delivery of such notice, then such notice will be effective only when actually delivered.
11.2 Enurement
     This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
11.3 Headings
     The headings of all Sections in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.
11.4 Applicable Law
     This Agreement will be construed and interpreted in accordance with the laws of Chile and the parties agree to submit any dispute arising out of this Agreement exclusively to the courts of Chile.
11.5 Further Assurances
     Each party will execute and deliver such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

11.6 No Assignment
     Manageco may not assign this Agreement without WMTC’s written consent, but may engage persons from time to time to assist it in carrying on its obligations hereunder.
     IN WITNESS WHEREOF the parties hereto have executed this Agreement.
Lopez & Ashton Ltda.

By:	/s/ Stephanie Ashton
Authorized Signatory
Compañía Minera Rutile Resources Chile Limitada
White Mountain Titanium Corporation

By:	/s/ Michael Kurtanjek
Authorized Signatory

AMMENDMENT JANUARY 2005:
Amendment to Section 9.1 change in allowance for office rental and allotment for secretary:
(ii) CH$1,200,000 for two office spaces to include an executive suite, a junior suite and use of all common areas, and office infrastructure, such as high speed internet, voice mail, conference room, kitchenette, commonary expenses for electricity, water, a/c and cleaning, etc.
(iii) CH$638,000 allowance for bi-lingual secretarial support.
Lopez & Ashton Ltda.

By:	/s/ Staphanie Ashton
Authorized Signatory
Compañía Minera Rutile Resources Chile Limitada
White Mountain Titanium Corporation

By:	/s/ Michael Kurtanjek
Authorized Signatory